DIRECTOR’S POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Winthrop Realty Trust whose signature appears below constitutes and appoints Michael L. Ashner and Peter Braverman, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign the Registration Statement on Form S-3 (333-148813) and any amendments thereto, to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 26th day of March, 2008.

/s/ Steven Zalkind
Steven Zalkind
Director